Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Sushi Ginza Onodera, Inc.

We hereby consent to the inclusion in this Registration Statement of Sushi Ginza Onodera, Inc. (the “Company”) on Form S-1 of our report dated October 13, 2023, except for Notes 2, 3, 7, 17, 19, 21, 22, 23 and 24 as to which the date is December 27, 2023; and Note 18 as to which the date is January 26, 2024, related to the Form S-1 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended March 31, 2023 and 2022 which appears in this Registration Statement on Form S-1.

We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ TAAD LLP

Diamond Bar, California

January 26, 2024